                       AIRPORT LIMOUSINE PARTNERS, INC.
                                    _______



                               TABLE OF CONTENTS




                                                                       Page(s)
                                                                      ---------


Financial Statements:
  Combined Balance Sheet as of August 31, 1998                              1
  Combined Statement of Operations for the eight-month period ended
    August 31, 1998                                                         2
  Combined Statement of Changes in Stockholders' Equity for the
    eight-month period ended August 31, 1998                                3
  Combined Statement of Cash Flows for the eight-month period
    ended August 31, 1998                                                   4

Notes to Combined Financial Statements                                    5-11

                       AIRPORT LIMOUSINE PARTNERS, INC.

                            AND COMBINED COMPANIES

                             COMBINED BALANCE SHEET

                             AS OF AUGUST 31, 1998
                                  (unaudited)

                                    _______

ASSETS
Cash                                                               $    165,175
Trade and credit card receivables                                     1,099,503
Other receivables                                                       214,037
Prepaid expenses and other current assets                               472,697
                                                                   ------------
      Total current assets                                            1,951,412
                                                                   ------------


Fixed assets:
  Automobiles                                                         4,268,086
  Equipment & furniture                                               1,853,089
                                                                   ------------

                                                                      6,121,175
  Accumulated depreciation                                           (3,565,570)
                                                                   ------------

      Net fixed assets                                                2,555,605

Goodwill, net of accumulated amortization of $20,441                    439,471

Deposits                                                                  8,841
                                                                   ------------
      Total assets                                                 $  4,955,329
                                                                   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Line of credit                                                     $    339,809
Current portion of long-term debt                                       653,066
Accounts payable                                                        116,926
Accrued expenses                                                        610,208
Due to owners/operators                                                 198,470
                                                                   ------------
      Total current liabilities                                       1,918,479

Long-term debt, net of current portion                                  157,907
Owner/operator deposits                                                 121,463
                                                                   ------------
      Total liabilities                                               2,197,849
                                                                   ------------

Stockholders' equity (Note 4):
  Common stock                                                           54,000
  Retained earnings                                                   2,703,480
                                                                   ------------
      Total stockholders' equity                                      2,757,480
                                                                   ------------
      Total liabilities and stockholders' equity                   $  4,955,329
                                                                   ============

        The accompanying notes are an intregral part of these combined financial statements.

                       AIRPORT LIMOUSINE PARTNERS, INC.

                            AND COMBINED COMPANIES

                       COMBINED STATEMENT OF OPERATIONS

               FOR THE EIGHT MONTH PERIOD ENDED AUGUST 31, 1998
                                  (unaudited)

                                    _______

Revenue, net                                                      $ 14,291,755
Cost of revenue                                                      9,955,279
                                                                  ------------

      Gross profit                                                   4,336,476

Selling expenses                                                       456,752

General and administrative expenses                                  3,415,988
                                                                  ------------

      Operating income                                                 463,736

Other income (expense):
  Interest expense                                                     (72,757)
  Gain on sale of fixed assets                                          50,494
  Other income                                                          14,467
                                                                  ------------

Income before provision for state income taxes                         455,940

Provision for income taxes                                                   -
                                                                  ------------


Net income                                                        $    455,940
                                                                  ============


        The accompanying notes are an integral part of these combined financial statements.

                       AIRPORT LIMOUSINE PARTNERS, INC.

                            AND COMBINED COMPANIES

             COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                FOR THE EIGHT MONTH PERIOD ENDED AUGUST 31, 1998
                                  (unaudited)

                                    _______


                                    Common Stock                      Total
                                  ----------------    Retained    Stockholders'
                                  Shares   Amount     Earnings       Equity
                                  ------  --------  ------------  -------------
Balance at December 31, 1997       9,000  $ 54,000  $ 2,696,439    $ 2,750,439

Net income                             -         -      455,940        455,940

Stockholder distributions              -         -     (448,899)      (448,899)
                                  ------  --------  -----------    -----------


Balance at August 31, 1998         9,000  $ 54,000  $ 2,703,480    $ 2,757,480
                                  ======  ========  ===========    ===========








        The accompanying notes are an integral part of these combined financial statements.

                       AIRPORT LIMOUSINE PARTNERS, INC.

                            AND COMBINED COMPANIES

                       COMBINED STATEMENT OF CASH FLOWS

                FOR THE EIGHT MONTH PERIOD ENDED AUGUST 31, 1998
                                  (unaudited)

                                    _______

Cash flows from operating activities:
 Net income                                                        $    455,940
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization                                         832,642
  Gain on sale of assets                                                (50,494)
  Change in operating assets and liabilities:
   Trade and credit card receivables                                      5,514
   Other receivables                                                     57,952
   Prepaid expenses and other assets                                    (85,358)
   Accounts payable                                                     (55,076)
   Accrued expenses                                                     521,612
   Accrued corporate income taxes                                       (15,539)
   Due to owners/operators                                              197,275
   Owner/operator deposits                                               16,388
                                                                   ------------
      Net cash provided by operating activities                       1,880,856
                                                                   ------------
Cash flows from investment activities:
 Purchases of fixed assets                                             (482,373)
 Proceeds from dispositions of fixed assets                              60,276
 Acquisition of chauffeured vehicle service company                    (600,000)
 Advance to officer                                                     (75,000)
                                                                   ------------
      Net cash used in investing activities                          (1,097,097)
                                                                   ------------
Cash flows from financing activities:
 Borrowings on line of credit                                           400,000
 Payments on line of credit                                            (451,994)
 Proceeds from long-term debt                                           377,818
 Principal payments on long-term debt                                  (587,341)
 Payment of note payable to stockholder                                 (24,250)
 Distributions to stockholders                                         (448,899)
                                                                   ------------
      Net cash used in financing activities                            (734,666)
                                                                   ------------
Net increase in cash                                                     49,093
Cash at beginning of year                                               116,082
                                                                   ------------
Cash at end of year                                                $    165,175
                                                                   ============

Supplemental Disclosure of Cash Flow Information:

Interest paid                                                      $     72,757
Income taxes paid                                                  $     15,539

        The accompanying notes are an integral part of these combined financial statements.

                       AIRPORT LIMOUSINE PARTNERS, INC.

                            AND COMBINED COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                               ----------------

1.   BACKGROUND AND ORGANIZATION

     Airport Limousine Partners, Inc., doing business as American Airport Limousine Corporation, and its combined companies (the "Company"), provide limousine services in the greater Chicago area. This includes transportation services through the use of limousines, vans, and buses. The Company also has entities that own the vehicles, as well as maintain and repair the vehicles.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION

         The combined financial statements include the financial statements of Airport Limousine Partners, Inc., Syd's Limousine, Inc., Limo's R Us, Inc., A.L. Transportation, Inc., and A.L. Repair Service, Inc., all with identical ownership. All significant intercompany balances and transactions have been eliminated.

         The combined financial statements included herein have not been audited. However, in the opinion of management, the combined financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for the period reflected. The results for the period are not necessarily indicative of the results for the full fiscal year.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         CONCENTRATION OF CREDIT RISK

         Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. The Company's customers are primarily based within the greater Chicago area. Accounts receivable are generally diversified due to the large number of entities comprising the Company's customer base. No single customer accounted for a more than five percent of the Company's revenues and there were no accounts receivable greater than $120,000 from a single customer as of August 31, 1998.

                                   Continued

                       AIRPORT LIMOUSINE PARTNERS, INC.

                            AND COMBINED COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                               ----------------

         FIXED ASSETS

         Fixed assets are carried at cost. Depreciation is provided using an accelerated method. Gains or losses on sales and retirements of fixed assets are reflected in results of operations. Expenditures for maintenance and repairs are charged against operations. Renewals and betterments that materially extend the life of the assets are capitalized.

         GOODWILL

         Goodwill represents the excess of cost over the fair value of the net assets of acquired businesses. Goodwill is amortized over 15 years using the straight-line method. Such amortization is included in general and administrative expenses in the statement of operations. The Company evaluates the recoverability of goodwill at least annually based on estimated undiscounted cash flows over the remaining amortization period, giving consideration to revenue expected to be realized. The determination is based on an evaluation of such factors as the occurrence of a significant change in the environment in which the business operates or the expected future net cash flows (undiscounted and without interest). There have been no adjustments to the carrying value of intangible assets resulting from this evaluation.

         REVENUE RECOGNITION

         The Company's principal source of revenue is from chauffeured vehicle services. Such revenue, net of discounts, is recorded when services are provided.

         INCOME TAXES

         The management of the Company has elected S corporation status under the Internal Revenue Code. Under this statute, profits are taxable to the stockholders based on their percentage of ownership for the purpose of federal income tax. The Company is liable for state taxes based on income.

                                   Continued

                       AIRPORT LIMOUSINE PARTNERS, INC.

                            AND COMBINED COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                               ----------------

3.   LINE OF CREDIT AND LONG- TERM DEBT

     The Company has a line of credit at Oakbrook Bank which provides for borrowings up to $750,000 with interest at 1.0% over an index (a total of 8.5% as of August 31, 1998) payable monthly. The line of credit is due on demand and collateralized by limousines. The balance outstanding as of August 31, 1998 is $339,809.

     Long-term notes payable at August 31, 1998, consist of the following:

         Notes payable to Harris Bank Westchester with
         interest at 7.9% per annum, payable monthly, with
         various due dates ranging from October 17, 1998 to
         July 1, 2000, collateralized by fifteen (15)
         limousines and accounts receivable                       $  170,333


         Notes payable to Hinsdale Bank and Trust with
         interest at 0.5% over an index (a total of 8.0%
         as of August 31, 1998), payable monthly, with
         various due dates ranging from March 5, 1999 to
         October 1, 2000, collateralized by five (5)
         limousines and computer equipment                           140,640


         Note payable to Oakbrook Bank with interest at 8.5%
         payable monthly, due February 1, 1999, collateralized
         by accounts receivable                                      100,000


         Note payable to Harris Bank Westchester with interest
         at 8.5% per annum, payable in periodic installments,
         due May 1, 1999, collateralized by accounts receivable      400,000
                                                                   ---------


              Total long-term debt                                   810,973

              Less:  Current maturities                              653,066
                                                                   ---------

              Long-term debt                                       $ 157,907
                                                                   =========

                                   Continued

                       AIRPORT LIMOUSINE PARTNERS, INC.

                            AND COMBINED COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                               ----------------

     Maturities of long-term debt as of August 31, 1998 are as follows:

                 1998                          $  372,092
                 1999                             391,980
                 2000                              46,901
                                               ----------
                                               $  810,973
                                               ==========


4.   COMMON STOCK AND RETAINED EARNINGS

     Common stock as of August 31, 1998 consists of:

         Airport Limousine Partners, Inc., no par
         value, 6,000 shares authorized;  5,000 issued
         and outstanding                                         $ 50,000

         Syd's Limousine, Inc., no par value, 1,000 shares
         authorized; 1,000 shares issued and outstanding            1,000

         Limo's R Us, Inc., no par value, 1,000 shares
         authorized; 1,000 shares issued and outstanding            1,000

         A.L. Transportation, Inc., no par value,
         1,000 shares authorized; 1,000 shares issued
         and outstanding                                            1,000

         A.L. Repair Service, Inc., no par value,
         1,000 shares authorized; 1,000 shares issued
         and outstanding                                            1,000
                                                                 --------
                                                                 $ 54,000
                                                                 ========

     Retained earnings (deficit) as of August 31, 1998 consists of:

         Airport Limousine Partners, Inc.                     $ 2,124,815
         Syd's Limousine, Inc.                                    (22,464)
         Limo's R Us, Inc.                                        553,416
         A.L. Transportation, Inc.                                (61,364)
         A.L Repair Service, Inc.                                 109,077
                                                              -----------
                                                              $ 2,703,480
                                                              ===========

                                   Continued

                       AIRPORT LIMOUSINE PARTNERS, INC.

                            AND COMBINED COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                               ----------------

5.   RELATED PARTY TRANSACTIONS

     The current Company has a $75,000 advance to an officer of the Company included in other current assets as of August 31, 1998.

     As of August 31, 1998, the Company has various notes payable to Harris Bank amounting to $570,333 to finance the purchase of limousines and provide for working capital needs. The Company's principal stockholder and President is a member of the board of directors of Harris Bank.


6.   CONTINGENCIES

     An insurance company has filed suit against the Company seeking back workers' compensation premiums of approximately $290,000. The Company is vigorously defending said action. The insurance company's original and first amended complaints have been stricken and the insurance company is now seeking summary judgment on the second amended complaint. If the insurance company's motion is denied, which the Company believes is possible, the case will be tried before a jury in 1999. Another of the Company's insurance carriers has also filed suit. It, too, is seeking back workers' compensation insurance premiums in the amount of approximately $2.94 million. The Company is also vigorously defending this action. Based on the information currently available, no estimate of the potential loss, if any, on either of these claims can be made at this time.

     The Company has also filed for an administrative tax hearing against a local taxing authority concerning the underpayment of taxes collected. As a result of a tax audit, the local taxing authority claims that the Company over-collected approximately $670,000 including interest and penalties. The Company believes that the the local taxing authority's position is unfounded, and has asked for a summary

                                   Continued

                       AIRPORT LIMOUSINE PARTNERS, INC.

                            AND COMBINED COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                               ----------------

     judgment in this case. The losing party in this case has the right to appeal to the Circuit Court, but it is unknown at this time if this will occur. Based on the information currently available, no estimate of the potential loss, if any, on either of these claims can be made at this time.


7.   LEASING ARRANGEMENTS

     The Company conducts its operations from facilities that are leased under a five year, cancelable operating lease expiring April 30, 2002. The Company also leases a garage and warehouse facility under a five year, noncancelable lease, expiring September 30, 2002.

     The following is a schedule of future minimum rental payments required under the above operating leases as of August 31, 1998:

                    1998                   $    86,738
                    1999                       302,589
                    2000                       311,883
                    2001                       321,406
                    2002                       264,775
                                           -----------
                                           $ 1,287,391
                                           ===========

     Rental expense totaled $204,179 for the eight-month period ended August 31, 1998.


8.   PROFIT SHARING PLAN

     The Company sponsors a 401(k) Profit Sharing Plan covering substantially all of its employees. The Company makes a matching contribution of $1.00 for every $3.00 on the first 3% of employee contributions. The Company may also make an additional contribution at the discretion of the board of directors based on the Company's profitability. Matching Company contributions totaled $33,333 for the eight-month period ended August 31, 1998.

                                   Continued

                       AIRPORT LIMOUSINE PARTNERS, INC.

                            AND COMBINED COMPANIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                               ----------------

10.  ACQUISITION

     In January of 1998, the Company acquired Hinsdale Limousine for $600,000 in cash. The acquisition was accounted for under the purchase method, whereby the purchase price was allocated to the underlying assets and liabilities based on their respective estimated fair values at the date of the acquisition, resulting in goodwill of approximately $460,000.


11.  SUBSEQUENT EVENT

     On October 2, 1998, the Company sold substantially all of its assets to and certain liabilities were assumed by Airport Limousine Acquistion Corp., a wholly owned subsidiary of Carey International, Inc. ("Carey").